Exhibit (c)(3) Project Sequoia – Materials for Discussion DRAFT, PRELIMINARY, AND SUBJECT TO CONFIRMATION & MATERIAL REVISION June 27, 2023 STRICTLY PRIVATE & CONFIDENTIAL

- DRAFT AND SUBJECT TO CHANGE - Presentation Basis ▪ This presentation was prepared on a confidential basis exclusively for the benefit and use of the Board of Directors of Sting (the “Company”). This presentation is subject to the assumptions, qualifications and limitations set forth herein. This presentation is for discussion purposes only. It is not a recommendation as to how any Board member should vote, and does not carry any right of publication or disclosure. Neither this presentation nor any of its contents may be used for any other purpose without the prior written consent of Needham & Company, LLC. ▪ The information contained in this material is based on information obtained from the Company and other sources. Needham & Company, LLC has relied upon the accuracy and completeness of the foregoing information and has neither attempted to verify independently nor assumed responsibility for verifying any of such information. Any financial estimates and projections contained herein have been prepared by management or are based upon such estimates and projections, and involve numerous and significant subjective determinations, which may or may not be correct, and we have assumed that such estimates and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management or represent reasonable estimates. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Board of Directors of the Company and, accordingly, Needham & Company, LLC takes no responsibility for the accompanying material when used by persons other than the Board of Directors. ▪ Nothing contained herein should be construed as tax, accounting, or legal advice. NEEDHAM & COMPANY STRICTLY PRIVATE & CONFIDENTIAL

- DRAFT AND SUBJECT TO CHANGE - Sequoia – Premium Analysis 6/23/2023 6/26/2023 Bid / Proposal Volume Weighted Average Price as of June 23, 2023 VWAP Price Company Price Price Price 1-Day 5-Days 10-Days 30-Days 60-Days 90-Days a Sequoia $ 2.15 $ 2.16 $ 3.03 $ 2.21 $ 2.25 $ 2.24 $ 2.22 $ 2.23 $ 2.25 Premium at $3.03 per Share Offer 40.9% 40.3% NA 37.4% 34.7% 35.5% 36.4% 35.8% 34.7% 6/23/2023 6/26/2023 Bid / Proposal Volume Weighted Average Price as of June 26, 2023 VWAP Price Company Price Price Price 1-Day 5-Days 10-Days 30-Days 60-Days 90-Days a Sequoia $ 2.15 $ 2.16 $ 3.03 $ 2.19 $ 2.24 $ 2.23 $ 2.22 $ 2.25 $ 2.25 Premium at $3.03 per Share Offer 40.9% 40.3% NA 38.5% 35.4% 35.9% 36.6% 34.7% 34.8% Notes: Source: FactSet Research Systems, SEC Filings Market statistics reflect closing stock price on June 26, 2023 ‘NM’ for multiples that exceed 75x, ‘NEG’ for multiples that are below zero and ‘NA’ for unavailable or insufficient information NEEDHAM & COMPANY STRICTLY PRIVATE & CONFIDENTIAL